Exhibit 10.1

THE HOME DEPOT
DEFERRED COMPENSATION PLAN FOR OFFICERS

(As Amended and Restated Effective January 1, 2008)

THE HOME DEPOT
DEFERRED COMPENSATION PLAN FOR OFFICERS
(As Amended and Restated Effective January 1, 2008)

2.24	Retirement Date	6

2.25	Section 409A Account	6

2.26	Separation from Service	6

2.27	Specified Employee	7

SECTION 3. PARTICIPATION AND DEFERRALS		8

3.1	Eligibility	8

3.2	Commencement of Participation	8

3.3	Deferral Elections	8

3.4	No Deferrals from Severance	9

3.5	Revocation/Modification of Deferral Elections	9

3.6	Discretionary Contributions	9

SECTION 4. VESTING AND ADMINISTRATION OF ACCOUNTS		9

4.1	Vesting	9

4.2	Credits/Debts to Account	9

4.3	Account Earnings	9

4.4	Ownership and Investment of Accounts	9

4.5	Establishment of Rabbi Trust	10

SECTION 5. DISPOSITION OF PARTICIPANT SECTION 409A ACCOUNTS		10

5.1	Application	10

5.2	Distribution Elections	10

5.3	Distribution Date	11

5.4	Form of Distribution	11

5.5	Hardship Distributions	11

5.6	Disability Distributions	11

5.7	Death Distributions	12

5.8	Disposition of Account on Plan Termination	12

5.9	Distributions Causing Loss of Compensation Deduction	12

5.10	Limited Delay in Payment	13

5.11	Tax Withholding	13

5.12	Distributions to HD Supply Participants	13

SECTION 6. DISPOSITION OF PARTICIPANT NON-SECTION 409A ACCOUNTS		13

6.1	Application	13

6.2	Definitions	13

6.3	Distribution Elections	15

6.4	Distribution Date	15

6.5	Form of Distribution	16

6.6	Hardship Distributions	16

6.7	In-Service Distributions With Penalty	16

6.8	Disability Distributions	17

6.9	Death Distributions	17

6.10	Disposition of Account on Plan Termination	17

6.11	Accounting Method For Distributions	17

6.12	Distributions Causing Loss of Compensation Deduction	18

6.13	Tax Withholding	18

6.14	Distributions to HD Supply Participants	18

SECTION 7. PLAN ADMINISTRATION		19

7.1	Administrative Committee	19

7.2	Administrative Committee Action	19

7.3	Plan Rules and Regulations	19

7.4	Determinations by Administrative Committee	19

7.5	Plan Records	19

SECTION 8. CLAIM AND REVIEW PROCEDURES		19

8.1	Claims Procedure	19

8.2	Review Procedure	20

8.3	Procedures Applying To Both Claims and Review Procedures	22

SECTION 9. PARTICIPATION BY RELATED COMPANIES		22

9.1	Participation by Related Company	22

9.2	Withdrawal of a Related Company	22

9.3	Obligation of Participating Company	23

SECTION 10. MISCELLANEOUS PROVISIONS		23

10.1	Amendment or Termination	23

10.2	Participant’s Rights Unsecured	23

10.3	Nontransferability/Nonalienability	23

10.4	Participant Obligation to Furnish Information	23

10.5	No Right of Employment	24

10.6	Plan Expenses	24

10.7	Offsets	24

10.8	Severability	24

10.9	Enforceability	24

10.10	Limitation of Actions	24

10.11	Governing Law	24

10.12	Presumed Competency	25

10.13	Forfeiture of Unclaimed Benefits	25

10.14	Code §409A	25

THE HOME DEPOT

DEFERRED COMPENSATION PLAN FOR OFFICERS

(As Amended and Restated Effective January 1, 2008)

SECTION 1.

ESTABLISHMENT AND PURPOSE OF PLAN

1.1           Establishment of Plan.  The Committee adopted the Plan effective March 1, 2002.  The Plan is amended and restated, as set forth herein, effective January 1, 2008, except as otherwise expressly provided herein.

1.2           Purpose of Plan.  The purpose of the Plan is to provide Eligible Employees an opportunity to defer to a future date the receipt of base and bonus compensation for services performed for the Participating Company.  The Plan is intended to constitute, and shall be administered to qualify as, a “top hat” plan exempt from the requirements of the Employee Retirement Income Security Act of 1974, as amended, pursuant to Labor Regulation Section 2520.104-23 and shall be maintained strictly for a select group of management or highly compensated employees as contemplated by said regulation.

SECTION 2.

DEFINITIONS

2.1           “Account” means the Participant’s bookkeeping account established on the Company’s records showing the amount of the Participant’s Base Compensation and Bonus Compensation deferred pursuant to the Participant’s election and any notional earnings accrued thereon.

2.2           “Administrative Committee” means the committee appointed to administer the Plan, consisting of the Vice President-Performance Systems, Vice President-Benefits and the Vice President-Treasurer of Home Depot U.S.A., Inc., as may be modified as provided by Section 7.1.

2.3           “Base Compensation”  means the Participant’s base rate of compensation (including regular compensation, holiday, vacation, personal and sick pay) payable for services performed for the Participating Company for the Plan Year, as adjusted to reflect increases and decreases to the base rate during the Plan Year.

2.4           “Bonus Compensation”  means the Participant’s bonus or incentive compensation payable for services performed for the Participating Company for the Plan Year, including any signing bonus and any incentive compensation payable to the Participant pursuant to The Home Depot, Inc. Long-Term Performance Incentive Plan or The Home Depot, Inc. Management Incentive Plan.

2.5           “Board” means the Company’s Board of Directors.

2.6           “Change in Control”  means a change of control event of the Company as described in Code Section 409A and guidance issued thereunder, which provides that a change in control event occurs upon the change in ownership or effective control, or in the ownership of a substantial portion of the assets of the Company, as follows:

(a)           Change in Ownership.  A change in ownership of the Company shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  However, if any one person, or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same persons or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company.  An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.  This subsection applies only when there is a transfer of stock (or issuance of stock) and stock remains outstanding after the transaction.

(b)           Change in Effective Control.  A change in the effective control of the Company shall occur on (i) the date any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company; or (ii) the date a majority of the members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

(c)           Change in the Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  A change in control does not occur when there is a transfer to a related entity, as described in the Treasury Regulations under Code Section 409A.

This Section 2.5 shall be subject to and interpreted in accordance with applicable Treasury Regulations and other guidance describing a “change in control event” for purposes of Code Section 409A.

2.7           “Code” means the Internal Revenue Code of 1986, as amended.

2.8           “Committee” means the Leadership Development and Compensation Committee of the Board.

2.9           “Company” means The Home Depot, Inc., a Delaware corporation, with corporate offices at 2455 Paces Ferry Road, N.W., Atlanta, Georgia  30339-4024.

2.10         “Deductible”  means a distribution of Base Compensation or Bonus Compensation and earnings thereon for which the Participating Company is entitled to a compensation tax deduction.

2.11         “Distribution Date”  means the earliest of the following events: (1) a calendar year elected by the Participant that is after the Plan Year for which the deferrals are made; (2) the Participant’s Separation from Service for any reason (including death or Disability) before the Participant’s Retirement Date; (3) the January 1 next following the Participant’s Retirement Date or, if elected by the Participant, the January 1 next following the one (1)-year anniversary of the Participant’s Retirement Date; or (4) if elected by the Participant, the date of a Change in Control.  Notwithstanding the foregoing, in the case of a distribution to a Specified Employee on account of Separation from Service, the Distribution Date shall be the first business day of the seventh month following the date of the Specified Employee’s Separation from Service or in the case of clause (3) above, the later of (i) the first business day of the seventh month following the date of the Specified Employee’s Separation from Service or (ii) the applicable January 1.

2.12         “Disability” or “Disabled” means a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (2)  is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; or (3) is determined to be totally disabled by the Social Security Administration.

2.13         “Effective Date”  means January 1, 2008.

2.14         “Eligible Employee” means an employee of a Participating Company who: (1) is an executive officer of the Participating Company (Chief Executive Officer, Executive Vice President, Senior Vice President or Division President), a corporate level officer of a Participating Company as defined by the Company’s HR-Compensation Department; and (2) is part of a select group of management or highly compensated employees of the Participating Company within the meaning of Labor Regulation Section 2520.104-23.

2.15         “Election Period”  means the period established by the Administrative Committee during which Participant deferral and distribution elections must be made in accordance with the requirements of Code Section 409A.  The Election Period for Base Compensation and for Bonus Compensation that does not qualify as Performance-Based Compensation shall end no later than the last day of the Plan Year immediately preceding the Plan Year in which such Base Compensation or Bonus Compensation is earned, and the Election Period for Bonus Compensation qualifying as Performance-Based Compensation shall end no later than six (6) months before the end of the fiscal year or other period in which the Performance-Based Compensation is earned; provided, that the Eligible Employee is employed continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made to defer such Performance-Based Compensation and the amount of such Performance-Based Compensation has not become readily ascertainable as of the date the election is made; and further provided, however, that the Election Period with respect to the first Plan Year in which an Eligible Employee is eligible to participate in the Plan may, to the extent permitted under Code Section 409A, end no later than thirty (30) days after the Eligible Employee first becomes eligible under the Plan and shall apply only to compensation earned after such election is made. A former Eligible Employee who again becomes an Eligible Employee shall be treated as newly eligible to make deferrals under the Plan within thirty (30) days upon return to eligible status if: (i) the former Eligible Employee has received distribution of the full amount of his or her Account balance attributable to deferral contributions and on or before the last such distribution was not eligible to make deferral contributions for periods after the last distribution payment; or (ii) the former Eligible Employee has not been eligible to make deferral contributions at any time during the twenty-four (24)-month period ending on the date he or she again becomes an Eligible Employee.  In addition, if an Eligible Employee is or was eligible to participate in another plan that is aggregated with the elective deferral portion of the Plan under Code Section 409A, participation in such plan shall be treated as participation in the Plan for purposes of determining whether the Eligible Employee is treated as newly eligible under the Plan.  Except in the case of the first Plan Year in which an Eligible Employee is eligible to participate in the Plan, including a former Eligible Employee who is treated as newly eligible to make deferrals, the effective date of elections to defer Base or Bonus Compensation shall be the first day of the calendar year following such election and in the case of an election to defer Performance-Based Compensation, such election shall be effective with respect to Performance-Based Compensation payable after the end of the applicable performance period.

2.16         “Hardship”  has the same meaning as “unforeseeable emergency” under Code Section 409A and means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  For example, the imminent foreclosure of or eviction from the

Participant’s primary residence may constitute a hardship.  In addition, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute a hardship.  Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent (as defined in Code Section 152, without regarding to Section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute a hardship.  Except as otherwise provided in this paragraph, the purchase of a home and the payment of college tuition are not hardships.  Whether a Participant is faced with a hardship is to be determined based on the relevant facts and circumstances of each case.

2.17         “Non-Section 409A Account” means the portion of a Participant’s Account that was earned and vested, within the meaning of Code Section 409A, as of December 31, 2004, including earnings on such amounts.

2.18         “Participant” means an Eligible Employee who has made a deferral election under the Plan and any former Eligible Employee who has an amount credited to an Account for his or her benefit under the Plan.

2.19         “Participating Company” means all Related Companies that participate in the Plan in accordance with Section 9.

2.20         “Performance-Based Compensation” means any bonus, award or other compensation, the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months.  For such bonus or award to be performance-based with respect to a Participant’s deferral election with respect to such bonus or award, the following requirements must be met: (i) the performance criteria must be established in writing no later than ninety (90) days after the beginning of the applicable “performance period”; (ii) the outcome of the performance criteria must be substantially uncertain when the criteria are established; (iii) no bonus or award, or portion of any bonus or award, that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established, shall be considered Performance-Based Compensation; (iv) Performance-Based Compensation shall not include payments based upon subjective performance criteria unless: (a) the subjective performance criteria are bona fide and relate to the Participant’s performance, the performance of a group of employees that includes the Participant, or the performance of a business unit for which the Participant provides services (which may include the entire organization); and (b) the determination that any subjective performance criteria have been met is not made by the Participant or a family member of the Participant (as defined in Code Section 267(c)(4), applied as if the family of an individual includes the spouse of any member of the family), or a person under the effective control of the Participant or such a family member, and no amount of the compensation of the person making such determination is effectively controlled in whole or in part by the Participant or such a family member.  A performance-based bonus that otherwise meets the above criteria may provide for payment regardless of satisfaction of the performance criteria upon the Participant’s death, disability (defined as a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months), or a change in control event (as defined in Treasury Regulations Section 1.409A-3(i)(5)(i)).  Any amount that actually becomes payable upon such events without regard to the satisfaction of the performance criteria will not be considered Performance-Based Compensation.

2.21         “Plan” means The Home Depot Deferred Compensation Plan For Officers (formerly known as the Home Depot U.S.A., Inc. Deferred Compensation Plan for Officers) as described herein and as amended from time to time.

2.22         “Plan Year”  means the calendar year.

2.23         “Related Company”  means any trade or business, whether or not incorporated, which is a member of a controlled group of corporations within the meaning of Code Section 414(b) that includes the Company, or is under common control with the Company within the meaning of Code Section 414(c), or is part of an affiliated service group within the meaning of Code Section 414(m) that includes the Company.

2.24         “Retirement Date”  means the date of the Participant’s Separation from Service on or after the Participant’s attainment of age sixty (60).

2.25         “Section 409A Account”  means the portion of a Participant’s Account that was not earned and vested, within the meaning of Code Section 409A, as of December 31, 2004.

2.26         “Separation from Service”  means the date that the Participant separates from service within the meaning of Code Section 409A.  Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:

(a)           Leaves of Absence.  The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company.  If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period.  Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

(b)           Status Change.  Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service.  However, if a Participant provides services to the Company as an employee and as a member of the Board, the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this plan.

(c)           Termination of Employment.  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty-six (36) months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business.  For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence.  Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (c) (including for purposes of determining the applicable thirty-six (36)-month (or shorter) period).

(d)           Service with Affiliates.  For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all entities that would be treated as a single employer with the Company under Code Section 414(b) or (c), but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.

2.27         “Specified Employee”  is an employee who on the date of his or her Separation from Service is a “specified employee” within the meaning given such term under Code Section 409A and the regulations thereunder applying the default criteria, provided that the exclusion of foreign compensation paid to certain non-resident aliens under Treasury Regulations Section 1.415(c)-2(g)(ii) shall apply in determining an employee’s compensation.  The foregoing definition shall apply with respect to all nonqualified deferred compensation plans, within the meaning of Code Section 409A, maintained by the Company or any Related Company.

SECTION 3.

PARTICIPATION AND DEFERRALS

3.1           Eligibility. Eligible Employees may participate in the Plan as provided in Section 3.2.  The Administrative Committee shall communicate a summary of the terms and conditions of the Plan to Eligible Employees, in writing, as soon as administratively practicable after they become eligible.   An Eligible Employee generally shall be eligible to commence participation in the Plan upon completing thirty (30) days of employment with a Participating Company in an eligible position as defined in Section 2.13, provided that the Administrative Committee may permit an individual to defer a signing bonus or similar payment prior to the date the individual commences employment with the Participating Company.

3.2           Commencement of Participation.  An Eligible Employee shall commence participation in the Plan upon the effectiveness of the Participant’s first Deferral Election made in accordance with Section 3.3.

3.3           Deferral Elections. An Eligible Employee may elect during the applicable Election Period, in writing on forms approved by the Administrative Committee, to defer the receipt of a designated percentage of Base Compensation per payroll period that is earned and payable after the effective date of such election, a designated percentage of Bonus Compensation per payroll period that is earned and payable after the effective date of such election and a designated percentage of Performance-Based Compensation that is payable after the effective date of such election and have such amount credited to the Participant’s Account pursuant to the terms of the Plan.  The Participant shall make a separate deferral election for Base, Bonus and Performance-Based Compensation deferrals for each Plan Year.  The minimum deferral each for Base, Bonus and Performance-Based Compensation for any payroll period is One Thousand Dollars ($1,000.00) divided by the number of the Participant’s remaining payroll periods for the Plan Year over which the deferral will be made.  The maximum deferral is fifty percent (50%) of Base Compensation and one hundred percent (100%) of Bonus and/or Performance-Based Compensation per payroll period.  In no event may a Participant defer Base, Bonus or Performance-Based  Compensation for any payroll period to the extent the Participant has no Base, Bonus or Performance-Based Compensation for such payroll period or to the extent the Participant’s Base, Bonus or Performance-Based Compensation is insufficient after satisfaction of payroll deductions under Code Section 401(k), Code Section 125, Federal Insurance Contributions Act (FICA) withholding, and applicable state, local or foreign tax withholding, in which case the Participant’s Base, Bonus and Performance-Based Compensation deferral shall be accordingly adjusted by the Administrative Committee for such payroll period.  Notwithstanding the foregoing, deferrals under this Plan are made before any elective deferrals into the Participating Company’s qualified retirement plans.  Deferrals shall be deemed to be made first from

Base, Bonus or Performance-Based Compensation that is deductible to the Company and its affiliates before nondeductible Base, Bonus or Performance-Based Compensation.

3.4           No Deferrals from Severance.  Deferral elections shall not apply to severance or other amounts payable after a Participant’s Separation from Service.

3.5           Revocation/Modification of Deferral Elections.  Deferral elections may not be revoked or modified by the Participant after the Election Period.  The Administrative Committee in its discretion may cancel a deferral election if permitted under Code Section 409A (such as upon disability or Hardship), provided that the Participant shall not be provided an election with respect to such cancellation.

3.6           Discretionary Contributions. The Participating Company may make a discretionary contribution, such as a signing bonus, to the Plan to be credited to the Account of a designated Participant, to vest and to be distributed to the Participant at such times and in such manner as determined by the Company.  The Administrative Committee shall communicate, in writing, to the Participant any special vesting and distribution provisions that apply to a discretionary contribution.

SECTION 4.

VESTING AND ADMINISTRATION OF ACCOUNTS

4.1           Vesting.  Base Compensation and Bonus Compensation credited to a Participant’s Account, and notional earnings thereon, shall be one hundred percent (100%) vested and non-forfeitable at all times; provided, however, that the Company may provide for a discretionary contribution made pursuant to Section 3.6 to vest over such period and in such installments as determined by the Company.

4.2           Credits/Debts to Account.  Base Compensation and Bonus Compensation deferred under this Plan pursuant to the Participant’s election in accordance with Section 3.3 shall be credited to the Participant’s Account as soon as administratively practical after the date the deferrals would otherwise have been payable to the Participant in accordance with the Participating Company’s normal payroll practices.

4.3           Account Earnings.  Amounts credited to a Participant’s Account shall be credited with notional earnings as determined by the Administrative Committee.  Each Participant may direct the manner in which his or her Account shall be deemed invested among one or more investment funds selected from time to time by the Administrative Committee.  The Administrative Committee shall have complete discretion to adopt and revise procedures relating to Participant investment directions and may change, add or remove investment funds in any prospective manner it deems appropriate.

4.4           Ownership and Investment of Accounts.  Subject to Section 10.2, amounts credited to a Participant’s Account may be deemed invested in any investment vehicles or assets as may be selected by the Administrative Committee in its discretion.  The Participating

Company shall be the owner of all amounts credited to Participant Accounts until paid to the Participant pursuant to Section 5 or Section 6.

4.5           Establishment of Rabbi Trust. The Administrative Committee shall establish and fully fund an irrevocable grantor trust to provide itself a source of funds to satisfy its liability to Participants and their beneficiaries under the Plan.  The Participating Company shall make cash contributions to the trust as soon as administratively practical after payroll deductions are made and as soon as administratively practical after the end of the Plan Year for notional earnings credited to Participant Accounts for the Plan Year.  The Participating Company shall be the sole owner of the assets of the trust and trust assets shall be subject to the claims of the Participating Company’s general creditors.  The sole interest of the Participant and the Participant’s beneficiaries to the assets of the trust shall be as a general creditor of the Participating Company.

SECTION 5.

DISPOSITION OF PARTICIPANT SECTION 409A ACCOUNTS

5.1           Application.  The provisions of this Section 5 shall apply solely to a Participant’s Section 409A Account, and all references herein to a Participant’s “Account” shall mean the Participant’s Section 409A Account.  The disposition of a Participant’s Non-Section 409A Account shall be made in accordance with Section 6.

5.2           Distribution Elections.  Except as otherwise expressly provided herein, amounts credited to a Participant’s Account for each Plan Year shall be paid to the Participant in accordance with the Participant’s distribution election.  The Participant shall make a separate distribution election for: (1) deferrals of Base Compensation and Bonus Compensation made each Plan Year and notional earnings thereon; (2) deferrals of Performance-Based Compensation made each Plan Year and notional earnings thereon;  (3) Disability distributions pursuant to Section 5.6; and (4) death distributions pursuant to Section 5.7.  Distribution elections shall be in writing on forms approved by the Administrative Committee and shall specify a Distribution Date in accordance with Section 5.3, shall specify the form of distribution in accordance with Section 5.4, and shall be filed with the Administrative Committee during the Election Period.  A Participant may make a one (1) time change to his or her distribution election to elect a later Distribution Date in accordance with Section 5.3 and may make a one (1) time change to his or her distribution election to change the form of the distribution in accordance with Section 5.4; provided, however, that an election to defer payment or change the form of distribution shall be effective only if (i) the election is made at least twelve (12) months before the Participant’s elected Distribution Date, and (ii) the Participant elects a new Distribution Date that is no less than five (5) years later than the original Distribution Date.

5.3           Distribution Date. Distribution shall commence to the Participant, in the form elected by the Participant in accordance with Section 5.4, upon the Distribution Date.  Notwithstanding the foregoing, if a distribution is to be made to a Specified Employee on account of Separation from Service, the Distribution Date shall be the first business day of the seventh month following the date of the Specified Employee’s Separation from Service or in the case of clause (3) of Section 2.10, the later of (i) the first business day of the seventh month following the date of the Specified Employee’s Separation from Service or (ii) the applicable January 1.

5.4           Form of Distribution. Vested amounts credited to a Participant’s Account shall, at the Participant’s election, be payable to the Participant in a single sum cash payment or in substantially equal annual cash installments over not more than ten (10) years, provided that installments may not be elected with respect to distributions upon a Change in Control.  Annual installment payments shall be calculated by dividing the Account balance by the remaining annual installments to be made.  Notwithstanding the Participant’s election as to the time and form of payment, if the Participant Separates from Service before his or her Retirement Date for any reason other than death or Disability, then the Participant’s entire Account (including any amounts with respect to which installment payments have previously commenced) shall be paid to the Participant in a single sum cash payment upon the Participant’s Separation from Service or, with respect to a Specified Employee, upon the date that is first business day of the seventh month following the date of the Participant’s Separation from Service.  In addition, the Administrative Committee may direct in writing prior to the date of payment to accelerate the payment of a Participant’s Account, provided that (i) the payment results in the payment of the Participant’s entire interest in the Plan and all other arrangements required to be aggregated with the Plan under Code Section 409A (generally other arrangements providing for nonqualified elective deferrals), and (ii) the total payments do not exceed the applicable dollar limit under Code Section 402(g)(1)(B).

5.5           Hardship Distributions.  In the event of a request by the Participant for distribution due to Hardship, and a finding by the Administrative Committee that a Hardship exists, such distribution shall be paid to the Participant in a single sum cash payment upon the occurrence of the Hardship.  Notwithstanding the foregoing: (1) payment shall be limited to the amount reasonably necessary to satisfy the Hardship, and (2) payment shall not be made to the extent that the Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause several financial hardship, or by cessation of deferrals under this Plan.  Any decision of the Administrative Committee with respect to the application of the provisions of this section shall have a presumption of correctness, and the burden shall be on the Participant to rebut such presumption by a preponderance of the evidence.  The Participant shall be provided with a reasonable opportunity to present any and all evidence on his or her behalf.

5.6           Disability Distributions.  If a Participant becomes Disabled before the Participant’s Retirement Date, vested amounts credited to the Participant’s Account shall be distributed to the Participant, in accordance with the Participant’s Disability distribution election in accordance with Sections 5.3 and 5.4.  Any decision of the Administrative

Committee with respect to the application of the provisions of this section shall have a presumption of correctness, and the burden shall be on the Participant to rebut such presumption by a preponderance of the evidence.  The Participant shall be provided with a reasonable opportunity to present any and all evidence on his or her behalf.

5.7           Death Distributions.  If a Participant dies before distribution of all the amounts credited to the Participant’s Account, any vested amounts remaining in the Participant’s Account shall be distributed to the deceased Participant’s designated beneficiary or beneficiaries in the form specified by the Participant in accordance with Sections 5.3 and 5.4.  If distributions have already commenced before the Participant’s death, the Participant’s designated beneficiary will continue to receive payments according to the same schedule as had been made to the Participant before his or her death.  All beneficiary designations shall be in writing on forms approved by the Administrative Committee and shall be filed with the Administrative Committee.  A Participant may, at any time, revoke or change any beneficiary designation by filing a new written designation with the Administrative Committee.  If there is no effective beneficiary designation filed with the Administrative Committee at the time of the Participant’s death, distribution of amounts otherwise payable to the deceased Participant under the Plan shall be paid to the personal representative of the Participant’s estate as a part of the Participant’s estate in accordance with Section 5.3.  (As required by Code Section 409A, the form of payment to a Beneficiary may not vary based on the identity of the Beneficiary.)  If a beneficiary designated by the Participant to receive the Participant’s benefits shall survive the Participant but die before receiving all distributions hereunder, the balance thereof shall be paid in a single sum cash distribution to such deceased beneficiary’s estate in a single sum distribution as soon as administratively practical after the beneficiary’s death.  The Administrative Committee, upon making a reasonable effort to ascertain the identity of the proper beneficiary or beneficiaries to receive any amounts payable pursuant to these provisions shall be entitled to rely on information reasonably available to it, and upon making any payments provided herein to any beneficiary believed in good faith by the Administrative Committee to be entitled thereto, shall have no further liability to any person for such payments.

5.8           Disposition of Account on Plan Termination.  Upon termination of the Plan, distribution of vested Accounts shall be made at the time designated by the Committee in accordance with the applicable requirements under Code Section 409A.

5.9           Distributions Causing Loss of Compensation Deduction. Notwithstanding the Participant’s distribution election, the Administrative Committee may delay a distribution to the extent that it reasonably anticipates that the distribution, if made as scheduled, would cause the Participant to have compensation from the Company and its affiliated companies for any year that is nondeductible by the Company and its affiliated companies pursuant to Code Section 162(m).  Any distribution not made because of this limitation shall be distributed (1) in the first subsequent year in which the deduction would not be barred by the application of Code Section 162(m) or (2) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of (i) the last day of the Company’s taxable year in which the Participant’s Separation from Service occurs or (ii) the fifteenth day of the third month following the date of the participant’s Separation from Service.  In case of a Specified Employee, all references in the preceding sentence to the date of the Participant’s Separation from Service shall be deemed to be the date that is six (6) months after the Participant’s Separation from Service.

5.10         Limited Delay in Payment.  Where the Plan provides that a payment will be made upon a specified date or event, actual payment shall be made no later than the latest date permitted under Section 409A and the regulations thereunder (generally the later of the end of the calendar year in which the specified payment date occurs, or the fifteenth day of the third calendar month after the calendar month in which the specified payment date occurs).

5.11         Tax Withholding.  The Administrative Committee shall deduct from distributions under the Plan any federal, state or local tax withholding or other taxes or charges that the Participating Company is required to deduct under applicable law.  The Participating Company shall be entitled to deduct from other compensation payable to the Participant, any employment or other tax required to be withheld as amounts are deferred under the Plan and the Participating Company may adjust the Participant’s deferral election to cover required tax withholdings.

5.12         Distributions to HD Supply Participants.  Notwithstanding anything in the Plan to the contrary, the Account of each HD Supply Participant (as hereinafter defined) shall be distributed in a single payment as soon as practicable after January 1, 2008, and in no event later than December 31, 2008.  Distribution shall be made under this Section 5.12 without regard to whether the Participant has incurred a Separation from Service.  An “HD Supply Participant” shall mean a Participant who, during 2007, ceases to be an employee of the Controlled Group as a result of the Company’s sale of its HD Supply line of business.

SECTION 6.
DISPOSITION OF PARTICIPANT NON-SECTION 409A ACCOUNTS

6.1           Application.  The provisions of this Section 6 shall apply solely to a Participant’s Non-Section 409A Account, and all references herein to a Participant’s “Account” shall mean the Participant’s Non-Section 409A Account.  The disposition of a Participant’s Section 409A Account shall be made in accordance with Section 5.

6.2           Definitions.  The following definitions shall apply under this Section 6 in lieu of or in addition to the definitions set forth in Section 2.

(a)   “Change in Control” means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act as in effect at the time of such change in control, provided that such a change in control shall be deemed to have occurred at such time as (1) any “person” (as that term is used in Sections 13(d) and 14(d) (2) of the Exchange Act), is or becomes the “beneficial owner,” directly or indirectly, of securities representing twenty percent (20%) or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (2) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the board of directors of the Company cease, for any reason, to constitute at least a majority of the board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) the stockholders of the Company approve any merger or consolidation as a result of which the common stock of the Company shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of fifty percent (50%) or more of the assets or earning power of the Company; or (4)  the stockholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were stockholders of the Company immediately before the effective date of the merger or consolidation shall have beneficial ownership of less than fifty-five percent (55%) of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation.

(b)   “Distribution Date” means the earliest of the following events: (1) a year elected by the Participant that is after the Plan Year for which the deferrals are made; (2) the Participant’s Employment Termination for any reason (including death and Disability) before the Participant’s Retirement Date; (3) the Participant’s Retirement Date or, if elected by the Participant, the Participant’s Retirement Date plus one (1) year; or (4) if elected by the Participant, the date of a Change in Control.

(c)   “Disability or Disabled” means a physical or mental condition of the Participant which results in the Participant receiving benefits under the Participating Company’s long term disability insurance plan, or in the event that the Participant is not participating in the Participating Company’s long term disability insurance plan, means a physical or mental condition which in the judgment of the Administrative Committee, based on medical reports and other evidence satisfactory to the Administrative Committee, prevents the Participant from satisfactorily performing Participant’s usual duties for the Participating Company or duties of such other job or position which the Participating Company makes available to the Participant and for which the Participant is qualified by reason of training, education or experience.

(d)   “Employment Termination” means the date that the Participant ceases to perform services for the Participating Company and is no longer on the Participating Company’s active payroll; provided, however, that a Participant shall not be treated as having terminated employment with the Participating Company for purposes of this Section 6 if, concurrently with or immediately after such termination, the Participant is employed by a subsidiary or affiliate of the Participating Company.

(e)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(f)   “Hardship” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or the Participant’s dependent (as defined in Code Section 152(a)) loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.  The need to send a Participant’s child to college or the desire to purchase a home are not considered unforeseeable emergencies that qualify as a “hardship.”  After the Participant’s death, the phrase “Participant’s beneficiary” shall be substituted for the word “Participant” in the first sentence of this Section 6.2(f).

(g)   “Nondeductible” means a distribution of Base Compensation or Bonus Compensation and earnings thereon for which the Participating Company would not be entitled to a compensation tax deduction.

(h)   “Nondeductible Compensation” means Base Compensation or Bonus Compensation that in the year deferred is nondeductible by the Company and its affiliated companies pursuant to Code Section 162(m).

6.3           Distribution Elections.  Except as otherwise expressly provided herein, amounts credited to a Participant’s Account for each Plan Year shall be paid to the Participant in accordance with the Participant’s distribution election.  The Participant shall make a separate distribution election for: (1) deferrals made each Plan Year and notional earnings thereon; (2) Disability distributions pursuant to Section 6.8; and (3) death distributions pursuant to Section 6.9.  Distribution elections shall be in writing on forms approved by the Administrative Committee and shall specify a Distribution Date in accordance with Section 6.4, shall specify the form of distribution in accordance with Section 6.5, and shall be filed with the Administrative Committee during the Election Period.  A Participant may make a one (1) time change to his or her distribution election to elect a later Distribution Date in accordance with Section 6.4 and may make a one (1) time change to his or her distribution election to change the form of the distribution in accordance with Section 6.5; provided, however, that only the most recent election that is at least twelve (12) months from the Participant’s elected Distribution Date shall control (or the Participant’s first distribution election if Participant has less than twelve (12) months of Plan participation); any distribution election that is changed within twelve (12) months of the Distribution Date shall be ignored.

6.4           Distribution Date.  Distribution shall commence to the Participant, in the manner elected by the Participant in accordance with Section 6.5, during the month of December of the year of the Distribution Date for in-service distributions (other than pursuant to Section 6.7) and as soon as administratively practical after the next January 1 following the Distribution Date for all other distributions.  Notwithstanding the foregoing, Disability, Hardship, Change in Control and in-service distributions pursuant to Section 6.7 shall be made as soon as administratively practical following the approval by the Administrative Committee of the Disability, Hardship distribution or the occurrence of a Change in Control or a request for an in-service distribution pursuant to Section 6.7.

6.5           Form of Distribution.  Vested amounts credited to a Participant’s Account shall, at the Participant’s election, be payable to the Participant in a single sum cash payment or in substantially equal annual cash installments over not more than ten (10) years.  Annual installment payments shall be calculated by dividing the Account balance by the remaining annual installments to be made.  Notwithstanding the Participant’s distribution election, payment shall be made to the Participant in a single sum cash distribution in accordance with Section 6.4 if: (1) the vested amount credited to the Participant’s Account as of the Participant’s Distribution Date is Twenty-Five Thousand Dollars ($25,000.00) or less; or (2) the Participant’s employment with the Participating Company terminates for any reason other than death or Disability before the Participant’s Retirement Date; or (3) the Participant has elected a distribution in connection with a Change in Control.  In the event the Participant’s employment with the Participating Company terminates for any reason other than death or Disability before the Participant’s Retirement Date and the Participant is receiving distributions under the Plan, such distributions shall be accelerated and paid to the Participant in a single sum cash distribution.

6.6           Hardship Distributions.  In the event of a request by the Participant, or by the Participant’s beneficiary after the Participant’s death, for distribution due to Hardship, and a finding by the Administrative Committee that a Hardship exists, deferrals pursuant to Section 3.3 shall cease for a period of twelve (12) months beginning on the January 1 next following the date of a Hardship distribution pursuant to this section and vested amounts credited to the Participant’s Account shall be paid to the Participant in a single sum cash payment as soon as administratively practicable after the date of the Hardship.  Notwithstanding the foregoing: (1) payment shall be limited to the amount reasonably necessary to satisfy the Hardship, and (2) payment shall not be made to the extent that the Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause several financial hardship, or by cessation of deferrals under this Plan.  Any decision of the Administrative Committee with respect to the application of the provisions of this section shall have a presumption of correctness, and the burden shall be on Participant to rebut such presumption by a preponderance of the evidence.  The Participant shall be provided with a reasonable opportunity to present any and all evidence on his or her behalf.

6.7           In-Service Distributions With Penalty.  A Participant may request, on forms approved by the Administrative Committee, a minimum distribution of One Thousand Dollars ($1,000.00) and a maximum distribution of one hundred percent (100%) of the Participant’s vested total Account balance at any time for any reason, provided that the Participant shall forfeit to the Participating Company ten percent (10%) of the amount of the requested distribution.  Said distribution shall be paid to the Participant in a single sum distribution as soon as administratively practical after receipt by the Administrative Committee of the Participant’s signed and completed distribution request form.  All deferrals pursuant to Section 3.3 shall cease for a period of twelve (12) months from the date of a distribution pursuant to this Section 6.7.

6.8           Disability Distributions.  If a Participant becomes Disabled before the Participant’s Retirement Date, vested amounts credited to the Participant’s Account shall be distributed to the Participant, in accordance with the Participant’s Disability distribution election in accordance with Sections 6.4 and 6.5.  Any decision of the Administrative Committee with respect to the application of the provisions of this section shall have a presumption of correctness, and the burden shall be on Participant to rebut such presumption by a preponderance of the evidence.  The Participant shall be provided with a reasonable opportunity to present any and all evidence on his or her behalf.

6.9           Death Distributions.  If a Participant dies before distribution of all the amounts credited to the Participant’s Account, any vested amounts remaining in the Participant’s Account shall be distributed to the deceased Participant’s designated beneficiary or beneficiaries in the form specified by the Participant in accordance with Sections 6.4 and 6.5.  If distributions have already commenced before the Participant’s death, the Participant’s designated beneficiary will continue to receive payments according to the same schedule as had been made to the Participant before his or her death.  All beneficiary designations shall be in writing on forms approved by the Administrative Committee and shall be filed with the Administrative Committee.  A Participant may, at any time, revoke or change any beneficiary designation by filing a new written designation with the Administrative Committee.  If there is no effective beneficiary designation filed with the Administrative Committee at the time of the Participant’s death, distribution of amounts otherwise payable to the deceased Participant under the Plan shall be paid in a single sum cash distribution to the personal representative of the Participant’s estate as a part of the Participant’s estate in accordance with Section 6.4.  If a beneficiary designated by the Participant to receive the Participant’s benefits shall survive the Participant but die before receiving all distributions hereunder, the balance thereof shall be paid in a single sum cash distribution to such deceased beneficiary’s estate in a single sum distribution as soon as administratively practical after your beneficiary’s death. The Administrative Committee, upon making a reasonable effort to ascertain the identity of the proper beneficiary or beneficiaries to receive any amounts payable pursuant to these provisions shall be entitled to rely on information reasonably available to it, and upon making any payments provided herein to any beneficiary believed in good faith by the Administrative Committee to be entitled thereto, shall have no further liability to any person for such payments.

6.10         Disposition of Account on Plan Termination.  Upon termination of the Plan, distribution of vested Accounts shall be made, at the time and in the form elected by the Participant, according to the distribution election on file with the Administrative Committee at the time of such termination.

6.11         Accounting Method For Distributions.  Distributions shall be made first, in descending order, from the portion of the Participant’s Account earning the highest rate of notional earnings.  For portions of Participant’s Account earning the same rate of notional earnings, distribution shall made first from the oldest such Account in chronological order (first in-first out method).  Debits and offsets shall be made first, in descending order, from the Nondeductible portion of the Participant’s Account earning the highest rate of notional earnings and then, in descending order, from the Deductible portion of the Participant’s Account earnings the highest rate of notional earnings.

6.12         Distributions Causing Loss of Compensation Deduction.  Notwithstanding the Participant’s distribution election, no distribution shall be made to the extent the distribution would cause the Participant to have compensation from the Company and its affiliated companies for any year in excess of One Million Dollars ($1,000,000.00) and that is nondeductible by the Company and its affiliated companies pursuant to Code Section 162(m).  Any distribution not made because of this limitation shall be distributed in the first subsequent year in which the distribution would not cause the loss of the Company’s or its affiliated companies’ compensation tax deduction.  This section shall not apply to: (1) Nondeductible Compensation; (2) death distributions pursuant to Section 6.9; (2) Disability distributions pursuant to Section 6.8; (3) in-service distributions pursuant to Section 6.6; (4) Hardship Distributions pursuant to Section 6.6; (5) Change in Control distributions; and (6) distributions made with respect to compensation deferred for the 2002 Plan Year, including earnings thereon.

6.13         Tax Withholding.  The Administrative Committee shall deduct from distributions under the Plan any federal, state or local tax withholding or other taxes or charges that the Participating Company is required to deduct under applicable law.  The Participating Company shall be entitled to deduct from other compensation payable to the Participant, any employment or other tax required to be withheld as amounts are deferred under the Plan and the Participating Company may adjust the Participant’s deferral election to cover required tax withholdings.

6.14         Distributions to HD Supply Participants.  Notwithstanding anything in the Plan to the contrary, the Account of each HD Supply Participant (as hereinafter defined) shall be distributed in a single payment as soon as practicable after January 1, 2008, and in no event later than December 31, 2008.  Distributions shall be made under this Section 6.14 without regard to whether the Participant has incurred a Separation from Service.  An “HD Supply Participant” shall mean a Participant who, during 2007, ceases to be an employee of the Controlled Group as a result of the Controlling Company’s sale of its HD Supply line of business.

SECTION 7.
PLAN ADMINISTRATION

7.1           Administrative Committee. The Plan shall be administered by the Administrative Committee. A Participant who is also a member of the Administrative Committee shall not participate in any decision involving an election made by him or her or relating in any way to his or her individual rights, duties and obligations as a Participant under the Plan (other than decisions that affect all Participants). The Administrative Committee shall appoint and remove its members and fill vacancies in the Administrative Committee, and appoint or employ agents to assist it in administration of the Plan.  Each member of the Administrative Committee shall serve until such member resigns, or is removed or replaced, or until such member’s employment with the Company and its affiliates terminates, whichever is sooner.  Whenever a member of the Administrative Committee ceases to be a member for any reason, the remaining members will serve as the Administrative Committee until further action by the Administrative Committee.

7.2           Administrative Committee Action.  A majority of the Administrative Committee shall constitute a quorum for the transaction of business.  All actions taken by the Administrative Committee at a meeting shall be by the vote of a majority of those present at such meeting but any action may be taken by the Administrative Committee without a meeting upon written consent signed by all of the members of the Administrative Committee.

7.3           Plan Rules and Regulations.  The Administrative Committee may from time to time establish rules and regulations for the administration of the Plan and adopt standard forms for such matters as elections, beneficiary designations and applications for benefits, provided such rules and forms are not inconsistent with the provisions of the Plan.

7.4           Determinations by Administrative Committee.  All determinations of the Administrative Committee, including, but not limited to, all questions of construction and interpretation, shall be final, binding and conclusive on all parties and the Committee shall have complete discretion in making such determinations.

7.5           Plan Records.  The Administrative Committee shall be responsible for maintaining books and records for the Plan.

SECTION 8.
CLAIM AND REVIEW PROCEDURES

8.1           Claims Procedure.  Any person who believes he or she is being denied rights or benefits under the Plan may file a written claim with the Administrative Committee, containing the claimant’s name, mailing address, telephone number and a detailed description of the claim or dispute.  The Administrative Committee shall notify the claimant of its decision if a claim is denied in whole or part.  The notification will be given within ninety (90) days (forty-five (45) days for disability benefit claims) after the claim is filed, or within one hundred-eighty (180) days (seventy-five (75) days for disability claims) if special circumstances require an extension of time for processing the claim (in the case of disability claims due to matters beyond the Plan’s control) and written notice of the extension, the circumstances requiring the extension and the date the Administrative Committee expects to make its decision is given to the claimant within the initial ninety (90) day period (forty-five (45) day period for disability claims).  A notification of a claim denial shall be written in a manner calculated to be understood by the claimant and shall contain: (1) specific reasons for the denial, (2) specific reference to Plan provisions on which the decision is based, (3) a description of any necessary additional material or information necessary for the claimant to perfect the claim and an explanation of why it is necessary, and (4) information as to the steps to be taken and time limits for submitting a request for review, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) after an adverse benefit determination on review.  The processing of a disability benefit claim may be extended an additional thirty (30) days beyond the first thirty (30)-day extension if written notice of the extension, the circumstances requiring the extension and the date the Plan expects to make its decision is given to the claimant before the expiration of the first thirty (30)-day extension.  In the case of any extension of time for processing a disability benefit claim, the notice of extension shall explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

8.2           Review Procedure:

(a)           General Procedures. Within 60 days (one hundred-eighty (180) days for disability benefit claims) of receipt by the claimant of the written notice of denial of the claim, the claimant may file an appeal of an adverse benefit determination with the Administrative Committee for a full and fair review of the denied claim.  The claimant may submit written comments, documents, records and other information relating to the claim.  Upon request, the claimant shall be provided, free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim.  The review decision shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.  In the event of an adverse benefit determination on review, the Administrative Committee shall provide access to, and copies of, relevant documents, records and other information.

(b)           Disability Claims.  The following special rules apply to review decisions on disability benefit claims: (1) the review shall not afford deference to the initial adverse benefit determination and shall be conducted by an appropriate named Plan fiduciary who is neither the individual who made the adverse benefit determination that is the subject of the appeal nor the subordinate of such individual; (2) in deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the appropriate named fiduciary shall consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment and who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal nor the subordinate of any such individual; and (3) the review decision shall identify the medical or vocational experts whose advice was obtained on the Plan’s behalf in connection with a claimant’s adverse benefit determination, without regarding to whether the advice was relied upon in making the benefit determination.

(c)           Period For Review Decision.  The Administrative Committee shall make its review decision within sixty (60) days (forty-five (45) days for disability benefit claims) after the receipt of the claimant’s request for review, unless special circumstances require an extension of time, in which case the sixty (60)-day period (forty-five (45)-day period for disability benefit claims) may be extended to one hundred-twenty (120) days (ninety (90) for disability benefit claims).  The Administrative Committee shall notify the claimant in writing of any extension before the end of the initial sixty (60)-day period forty-five (45)-day period for disability benefit claims), explaining the circumstances requiring the extension and the date the Plan expects to make the determination on review.

(d)           Decisions By Administrative Committee.  Benefit determinations by the Administrative Committee, if the Administrative Committee holds regularly scheduled meetings at least quarterly, shall be made no later than the date of the meeting after the Plan’s receipt of a request for review.  If the request for review is filed within thirty (30) days preceding the date of such meeting, the benefit determination may be made by no later than the date of the second meeting after the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be made not later than the third meeting of the Administrative Committee after the Plan’s receipt of the request for review.  The Administrative Committee shall provide the claimant with written notice of any extension, describing the special circumstances and the date as of which the benefit determination will be made, before the commencement of the extension.  The Administrative Committee shall notify the claimant of the benefit determination not later than five (5) days after the benefit determination is made.

(e)           Review Decision. An adverse benefit determination on review shall set forth, in a manner calculated to be understood by the claimant: (1) the specific reason or reasons for the adverse determination; (2) reference to the specific plan provisions on which the benefit determination is based; (3) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and (4) a statement describing the claimant’s right to bring an action under ERISA Section 502(a).

8.3           Procedures Applying To Both Claims and Review Procedures:

(a)           Method of Notification.  Notice of the Administrative Committee’s adverse benefit determination may be by written or electronic notification.  Any electronic notification shall comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (iii) and (iv).

(b)           When Claim or Appeal Deemed Filed.  A claim or appeal shall be considered filed when received by the Administrative Committee regardless of whether all the information necessary to make a benefit determination accompanies the filing.

(c)           Tolling of Period for Making Decision.  If a time period is extended because of the claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination shall be tolled from the date notification of the extension is sent to the claimant until the date the claimant responds to the request for additional information.

(d)           Relevant Documents.  A document, record or other information shall be considered relevant to a claim if it: (1) was relied upon in making the benefit determination, (2) was submitted, considered or generated in making the benefit determination, regardless of whether it was relied upon in making the benefit determination, or (3) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

(e)           Disability Claims.  If an internal rule, guideline, protocol, or other similar criterion is relied upon in making an adverse claim or review determination, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination shall be stated in the claim and review decisions and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.

SECTION 9.
PARTICIPATION BY RELATED COMPANIES

9.1           Participation by Related Company.  Unless otherwise designated by the Administrative Committee, each Related Company shall be a Participating Company in the Plan as to its Eligible Employees.  Participating Companies shall be subject to all terms and provisions of the Plan.

9.2           Withdrawal of a Related Company.  The Administrative Committee may at any time, in its sole discretion, determine that a Participating Company shall no longer participate in the Plan and may direct that the Participating Company withdraw from the Plan, provided that (i) the withdrawal of a Participating Company shall not affect deferral elections made with respect to the Plan Year in which the Participating Company withdraws from the

Plan, and (ii) such withdrawal shall not affect the timing of distributions of amounts previously deferred under the Plan.

9.3           Obligation of Participating Company.  Each Participating Company shall make all payments required to be made under the Plan or provided to or on behalf of the Participants employed by such Participating Company, and the liability for making such payments and providing such benefits shall be the sole and exclusive obligation of such Participating Company.  Each Participating Company shall pay all fees and reimburse all expenses to the Company as required by the Company and as agreed to by the parties in connection with the administration of this Plan.

SECTION 10.
MISCELLANEOUS PROVISIONS

10.1         Amendment or Termination.  The Company reserves the right to amend, modify, terminate or discontinue the Plan at any time by appropriate action taken by the Committee, provided, however, that no such action shall reduce the amounts then credited to any Account of any Participant except for reductions necessitated by the claims of the Participating Company’s general creditors as contemplated by Section 10.2, Plan expenses contemplated by Section 10.6 and offsets contemplated by Section 10.7.  Distributions of Section 409A Accounts shall be made upon termination of the Plan (including any partial termination relating to a specified group of Participants) only to the extent permitted under Code Section 409A.

10.2         Participant’s Rights Unsecured.  The Participating Company shall remain the owner of amounts deferred under the Plan.  The Participant and the Participant’s beneficiary have only the Participating Company’s unsecured promise to pay.  The rights accruing to the Participant and the Participant’s beneficiary are those of an unsecured general creditor of the Participating Company.  Any contract, policy or other asset which the Participating Company may utilize to assure itself of the funds to make payment shall not serve in any way as security to the Participant or the Participant’s beneficiary for the Participating Company’s obligations under the Plan. Accounts established under the Plan are for bookkeeping purposes only and shall not be considered to create a fund for the Participant or the Participant’s beneficiary.

10.3         Nontransferability/Nonalienability.  No right of any Participant or Participant’s beneficiary to receive any Plan payment shall be subject to alienation, transfer, sale, assignment, pledge, attachment, garnishment or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payments whether presently or thereafter payable shall be void.

10.4         Participant Obligation to Furnish Information.  Each person entitled to receive a Plan payment, whether a Participant, a duly designated beneficiary, a guardian or otherwise, shall provide the Administrative Committee with such information as it may from time to time deem necessary or in its best interest in administering the Plan.  Any such person shall also furnish the Administrative Committee with such documents, evidence, data or other information as the Administrative Committee may from time to time deem necessary or advisable.

10.5         No Right of Employment.  The Plan shall not be deemed to constitute a contract of employment between a Participant and the Participating Company, nor shall any Plan provision restrict the right of the Participating Company to discharge a Participant, or restrict the right of a Participant to terminate his or her employment.

10.6         Plan Expenses.  Unless paid by the Participating Company, expenses of administering the Plan shall be paid by the Participants, except as otherwise provided herein, and shall be debited among Participant Accounts in proportion to the Participant’s Account balance to total Account balances.

10.7         Offsets.  As a condition to eligibility to participate in the Plan, each Participant consents to the deduction from amounts otherwise payable under the Plan to the Participant and the Participant beneficiaries all amounts owed by the Participant to the Participating Company and the Participating Company and its affiliates to the maximum extent permitted by applicable law; provided, however that no amounts shall be offset against a Participant’s Section 409A Account prior to the date on which the offset amounts would otherwise be distributed under the Plan unless (i) the offset relates to a debt incurred in the ordinary course of the relationship between the Participant and a Participating Company, (ii) the entire amount offset in any calendar year does not exceed $5,000, and (iii) the offset is made at the same time and in the same amount as the debt otherwise would have been due and collected by the Participating Company.

10.8         Severability.   The invalidity or unenforceability of any provision in this Plan shall not in any way affect the validity or enforceability of any other provision and the Plan shall be construed in all respects as if such invalid or unenforceable provision had never been in the Plan.

10.9         Enforceability.   The Plan shall be binding upon, inure to the benefit of and be enforceable by the Participating Company and Participants and their respective legal representatives, successors and assigns.

10.10       Limitation of Actions.  No lawsuit with respect to any benefit payable or other matter arising out or relating to the Plan may be brought before exhaustion of the claim and review procedures set forth in Section 8 and any lawsuit must be filed no later than one (1) year after a claim is denied or be forever barred.

10.11       Governing Law.  The Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Georgia. By participating in the Plan, the Participant irrevocably consents to the exclusive jurisdiction of the courts of the State of Georgia and of any federal court located in Northern District of Georgia in connection with any action or proceeding arising out of or relating to the Plan, any document or instrument delivered pursuant to or in connection with the Plan.

10.12       Presumed Competency.  Every person receiving or claiming payments under the Plan shall be conclusively presumed to be mentally competent until the date on which the Administrative Committee receives a written notice in a form and manner acceptable to the Administrative Committee that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his or her estate has been appointed.  In the event a guardian or conservator of the estate or any person receiving or claiming payments under the Plan shall be appointed by a court of competent jurisdiction, payments under the Plan may be made to such guardian or conservator provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrative Committee.  Any such payments so made shall be a complete discharge of any liability or obligation of Participating Company or the Administrative Committee regarding such payments.

10.13       Forfeiture of Unclaimed Benefits.  Each Participant shall keep the Administrative Committee informed of his or her current address and the current address of his or her beneficiary.  The Administrative Committee shall not be obligated to search for the whereabouts of any person.  If the Administrative Committee is unable to locate any person to whom a payment is due under the Plan or a distribution payment check is not presented for payment, such payment shall be irrevocably forfeited two (2) years after the date on which the payment was first due.  Forfeited payments shall be returned to the source of the payment (e.g., if benefits are funded through contributions by the Participating Company from its general assets, the forfeited payment shall be returned to the Participating Company; if the forfeited benefit payment is made from trust funds, the forfeited payment shall revert to the trust from which the payment was made).

10.14       Code §409A.  The plan is intended to comply with the applicable requirements of Code Section 409A with respect to a Participant’s Section 409A Account hereunder, and shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Executed this              day of August, 2007 but effective January 1, 2008 except as otherwise expressly provided herein.

THE HOME DEPOT, INC.

By:
Timothy A. Crow
Executive Vice President—Human Resources